Exhibit 99.1

Old Point Completes Acquisition of
Citizens National Bank

HAMPTON, VA, April 2, 2018 – Old Point Financial Corporation (Nasdaq Global Market: OPOF) ("Old Point") announced the completion of its acquisition of Citizens National Bank ("Citizens").  Under the terms of the merger agreement, Citizens shareholders received .1041 shares of Old Point stock and $2.19 in cash for each share of Citizens stock.

"With the acquisition complete, we can now put all of our efforts into creating an outstanding experience for our new customers from CNB" said Robert F. Shuford, Jr., President and CEO of Old Point National Bank. "We are excited to introduce them to Old Point's wide range of quality products and services, which will positively impact their families and businesses."

The systems integration will take place in late May and the Old Point team is committed to ensuring a smooth transition.  Customers will receive information over the next 30 days about the enhancements to their current accounts.

As of December 31, 2017, the combined company would have total assets of approximately $1.03 billion, deposits of approximately $828 million and capital of approximately $104 million.

About Old Point
Old Point Financial Corporation is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. More information can be found at www.oldpoint.com.

About Citizens National
Citizens National Bank is a nationally charted community bank headquartered in Windsor, Virginia serving the County of Isle of Wight, the Cities of Franklin and Suffolk, and portions of Southampton, Surry and Sussex Counties with one full service branch. More information can be found at www.cnbva.com.